UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Team Financial, Inc.
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Team Financial, Inc.

Compensation Committee — Board of Directors

June 3, 2008

Dear Fellow Shareholders:

We write to you to advise you to discard any solicitation materials that you received with a GOLD proxy card.  These materials are not from your Board.  Please vote the enclosed WHITE proxy card.

We would also like to address the accusations of dissident shareholder, Keith Edquist, who has filed a proxy statement urging you to vote for him and his two nominees for directors of the Company.  In the information he seeks to distribute to you he makes inaccurate and misleading statements, of which the following we feel compelled to address:

1.               He claims we are not doing our job as your Compensation Committee. He is wrong.  Here are the facts:  We reviewed, analyzed and discussed at length a very large amount of written material when Mr. Edquist served on our committee and we continue to do so.  The list of documents we reviewed while Mr. Edquist served on our committee was lengthy — we have attached it as Exhibit A for your review.  We continue to review the same type of information in making our decisions about executive pay.

2.               He claims that when he was on the Compensation Committee, he alone objected to the excessive compensation agreements approved by the Compensation Committee for the Company’s executives.  He claims he objected to the Chief Financial Officer’s (CFO’s) executive compensation agreement.  But in fact, he himself made the motion to approve the CFO’s executive compensation agreement in 2005 and voted in favor of it.  This was the same executive contract form which the Compensation Committee approved for the Chief Executive Officer (CEO) at the same meeting over Mr. Edquist’s objection.  Mr. Edquist never explained why, in his opinion, the executive compensation agreement was good for the CFO but not the CEO.  Mr. Edquist fails to disclose that our CEO performs two significant jobs for us; in addition to being CEO, he is also President of our largest bank, TeamBank, N.A.  This allows us to save significant costs.

3.               Mr. Edquist also claims that Llyod Byerhof also resigned from the Board of Directors as a result of disputes over executive compensation, but this is not true.  Lloyd Byerhof’s resignation letter filed with the SEC does not mention compensation at all.  Mr.

Byerhof’s resignation letter can be viewed at www.sec.gov.  You can see for yourself that Mr. Edquist’s claim is false.

The Compensation Committee, comprised solely of independent directors, seeks and analyzes the recommendations of executive compensation consultants, but we are vigilant in our compliance with the Compensation Committee charter and have always believed that executive compensation should be tied to Company performance.  We study the various ways that executive compensation can be structured. The formulas we use to calculate executive bonuses are tailored to whether the executive has accomplished the targets set each year.  We make appropriate adjustments when the Company’s performance is significantly affected by singular events such as a Board decision to settle litigation or a Board decision to refinance our trust preferred securities.  These are not issues over which an executive has control.  In our view, bonuses should be determined based upon an executive’s individual merits and singular events should not be allowed to camouflage the performance of the executive in achieving targeted earnings, revenues and strategic goals.

When a dissident shareholder asks you to favor him in this election, we urge you to carefully consider whether electing him and his nominees assures better performance.  We can tell you that over the past six years, our experience with Mr. Edquist indicates that trying to work with him is not a path likely to breed success in the challenging economic environment faced by the banking industry.  Please consider carefully whether you want to burden your Company with a former director who refuses to cooperate in even the most mundane matters such as refusing to use the Company’s internet communication system for directors.

His recent proxy actions represent yet another expensive and unnecessary confrontation which we believe will not lead to increased shareholder value.  Please call us to discuss your concerns.  We want to answer your questions.

We ask that you vote the WHITE proxy card.

Sincerely,

/s/ Denis Kurtenbach, Chairman of the Compensation Committee (phone: 913-294-3689)

/s/ Harold Sevy, Compensation Committee Member (phone: 913-294-3281)

/s/ Kenneth Smith, Compensation Committee Member (phone: 913-294-5379)

EXHIBIT A

INFORMATION YOUR COMPENSATION COMMITTEE REVIEWED THAT WAS PRESENTED TO THEN DIRECTOR EDQUIST IN 2005.

Here is the information from our committee minutes on December 20, 2005:  The following documentary information was presented and reviewed:

•                  2005 Recap;

•                  Draft 2005 Strategic Objectives;

•                  Summary of Performance on 2005 Strategic Objectives;

•                  OCC examinations on TeamBank and Colorado National Bank;

•                  Summary of discretionary bonuses granted to employees;

•                  Retirement Benefit analysis from Clark Consulting, an outside independent consulting firm;

•                  Peer Group summary of 18 community banks total compensation comparing base salaries, bonus, long term compensation, total compensation, stock options, types of contracts and duration, salary continuation plans for executives and with respect to the sample banks the comparative performance date including return on assets, net interest margins, non-interest expenses and asset size;

•                  The Committee also examined a numerical summary of internal comparative ratios for the current Team Financial, Inc. upper level employees from 2001 to 2004;

•                  An analysis of the percent of increase each year in base salary bonus and stock options;

•                  A descriptive summary of the cost to the Company to terminate existing senior executive contracts;

•                  A historical comparison of financial executive compensation by size of institution, region, return on average assets with historical compensation of the Company CEO including an analysis of mid points and a percent of mid points.

•                  The Committee received a written overview of the Bank Owned Life Insurance program, including calculations from Clark Consulting regarding the salary continuation plan and deferred compensation plan.  Also, at the December 20, 2005 meeting, Mr. Watson, the committee consultant from The Watson Company reviewed and commented upon the information presented by management and additional information regarding an internal salary survey.

•                  Please note that Mr. Edquist was a committee member who attended this meeting and the minutes state, “No committee member requested that the committee receive or consider additional data or information with respect to executive compensation decisions for 2005.”

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, Team Financial, Inc. has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TEAM FINANCIAL, INC. AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Robert J. Weatherbie at (913) 294-9667 or by email at bob.weatherbie@teamfinancialinc.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Team Financial, Inc. at the SEC’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Secretary, Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071 (913) 294-9667.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Team Financial, Inc. and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from Team Financial’s shareholders with respect to the matters considered at the Team Financial, Inc. 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2008. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071 (913) 294-9667. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, has been and will be set forth in our definitive proxy statement and other proxy related materials to be filed with the SEC in connection with the Team Financial, Inc. 2008 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This correspondence contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this correspondence.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adverse changes in results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the economic conditions in areas the Company’s borrowers are located, risks associated with the adverse effects of governmental regulation,  changes in regulatory oversight, interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.